Exhibit 10.2

THESTREET.COM, INC.

OPTION AGREEMENT

Dear Employee of TheStreet.com:

This letter (the "Letter") sets forth the terms and conditions of the stock option granted to you by TheStreet.com, Inc. (the “Company”) on the date specified in the entry entitled Grant Date on the web page of the AST StockPlan site (www.aststockplan.com) entitled “Certificate of Stock Option Grant” (the “Certificate Page”), in accordance with the provisions of the Company's 1998 Stock Incentive Plan, as amended and restated (the “Plan”).

Your Option is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”), and this Letter. In case of any discrepancy between the Certificate Page and the terms of this Letter, this Letter shall govern. Any term used in this Letter and not defined shall have the meaning set forth in the Plan.

1.	Option Grant

You have been granted an option (the “Option”) to purchase the number of shares of the Company’s Common Stock (“Common Stock”) specified in the entry entitled Option to Purchase in the Certificate Page. The Option is intended to be type of option specified in the entry entitled Type of Stock Option in the Certificate Page.

2.	Option Price

The price at which you may purchase the shares of Common Stock covered by the Option is the amount per share specified in the entry entitled Grant Price in the Certificate Page.

3.	Term of Option

Your Option shall expire, to the extent that it has not previously terminated, at 12:01 a.m. on the date specified in the entry entitled Grant Expiration Date in the Certificate Page, which is the fifth anniversary of the date of your grant. However, your Option may terminate prior to such expiration date as provided in Section 7 of this Letter. Regardless of the provisions of Section 7 or any other provision hereof, in no event can your Option be exercised after the expiration date set forth in this Section 3.

4.	Exercisability of Option

(a)        Your Option will become exercisable with respect to 25% of the total number of shares granted hereunder on each anniversary of your grant date, beginning on the first anniversary, provided that you are in the Service (as defined below) of the Company or one of its subsidiaries on such date. This vesting schedule for may be found in the table displayed on the Certificate Page.

For purposes hereof, you shall be considered to be in the "Service" of the Company or one of its subsidiaries if you are a common law employee of the Company (or one if its subsidiaries, as applicable).

(b)        To the extent that your Option has become exercisable with respect to a number of shares of Common Stock, you may exercise the Option to purchase all or any portion of such shares of Common Stock at any time on or before the date the Option expires or terminates. You may only purchase a whole number of shares of Common Stock.

5.	Manner of Exercise

You may exercise your Option by giving notice to such service provider as the Company may designate, following such procedures as may be communicated to you from time to time.

The shares of Common Stock that you will receive upon exercise of your Option may consist of authorized but unissued shares or treasury shares of the Company, as determined from time to time by the Company’s Board of Directors.

6.	Satisfaction of Option Price

The Option may be exercised by payment of the option price in cash (including check, bank draft, money order, or wire transfer). In addition, your Option may be exercised using such broker cashless exercise procedure or other procedure as the Company may establish from time to time.

7.	Termination of Service

(a)        General. If your Service terminates for any reason, the Option will terminate 90 days after such termination of Service. Following the termination of your Service, no additional portions of the Option will become exercisable, and the Option will be exercisable only to the extent exercisable on the date of such termination of Service.

(b)        Adjustments by the Committee. The Committee may, in its discretion, exercised before or after your termination of Service, declare all or any portion of the Option immediately exercisable and/or permit all or any part of the Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in Section 7(a), but not beyond the expiration date of your Option as set forth in Section 3 above.

(c)        Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of the termination of your Service, and its determination shall be final, conclusive and binding upon you.

8.	Restrictions on Option Exercise

(a)        Even though your Option may be otherwise exercisable, your right to exercise the Option will be suspended if the Committee determines that your exercise of the Option would violate applicable laws or regulations. The suspension will last until the exercise would be lawful. Any such suspension will not extend the term of your Option. The Company has no obligation to register the Common Stock under federal or state securities laws.

(b)        Even though your Option may be otherwise exercisable, the Committee may refuse to permit such exercise if it determines, in its discretion, that any of the following circumstances is present:

(i)	the shares to be acquired upon such exercise are required to be registered or qualified under any federal or state securities law, or to be listed on any securities exchange or quotation system, and such registration, qualification, or listing has not occurred;

(ii)	the consent or approval of any government regulatory body is required and has not been obtained;

(iii)	the satisfaction of withholding tax is required and has not occurred;

(iv)	representations by you or other information is determined by counsel for the Company to be necessary or desirable in order to comply with any federal or state securities laws or regulations, and you have not provided such representations or information; or

(v)	a n agreement by you with respect to the disposition of shares to be acquired upon exercise of your Option is determined by the Committee to be necessary or desirable in order to comply with any federal or state securities laws or regulations, or is required by the terms of this Letter, and you have not executed such agreement.

9.	Income Tax Withholding

In connection with the exercise of your Option, you will be required to pay, pursuant to such arrangements as the Company may establish from time to time, any applicable withholding tax liability. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Committee, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

10.	Non-transferability of Option

The Option granted to you by this Letter may be exercised only by you, and may not be assigned, pledged, or otherwise transferred by you, with the exception that in the event of your death the Option may be exercised (at any time prior to its expiration or termination as provided in Sections 3 and 7) by the executor or administrator of your estate or by a person who acquired the right to exercise your Option by will or the laws of descent and distribution.

11.	Registration

To the extent that the Company takes action to register the shares of Common Stock underlying the stock options granted to any other employee under the Plan, then the Company shall take comparable action with respect to your Option.

12.	No Guarantee of Continuation of Service

The grant of this Option does not constitute an assurance of continued Service for any period or in any way interfere with the Company’s right to terminate your Service or to change the terms and conditions of your Service.

13.	Administration

The Committee has the sole power to interpret the Plan and this Letter and to act upon all matters relating the Option. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan and this Letter by the Committee shall be final, binding, and conclusive.

14.	Amendment

The Committee may from time to time amend the terms of this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.

The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors of the Company at any time. However, no amendment, termination or discontinuance of the Plan will unfavorably affect this Option.

______________________

This Letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference. The Company may require you to provide evidence of your acknowledgment of this letter using such means of notification as may be communicated to you by the Company or its service provider.